Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES LISTING ON THE NASDAQ CAPITAL MARKET

•          Trading on Nasdaq under the symbol "FENC" is expected to commence on September 13, 2017

Research Triangle Park, NC, September 11, 2017 – Fennec Pharmaceuticals Inc. (TSX: FRX, OTCQB: FENCF), a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients, today announced that its shares of common stock were approved for listing on the Nasdaq Capital Market ("Nasdaq"). Trading on the Nasdaq under the symbol "FENC" is expected to commence on September 13, 2017.

“We look forward to the expanded visibility, improved liquidity, and the potential diversification of our stockholder base that the trading on the Nasdaq may provide as we continue to focus on increasing stockholder value," stated Rosty Raykov, CEO of Fennec. “Our listing on the Nasdaq represents a significant corporate milestone as we continue our commitment towards serving an unmet medical need for pediatric patients with cisplatin chemotherapy pending the SIOPEL 6 results in Q4 2017."

Fennec's common stock, which has been trading on the OTCB Marketplace (the "OTCQB") since January 2009, will continue to trade on the OTCQB until the market closes on September 12, 2017.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals, Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

About Sodium Thiosulfate (STS)

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that over 7,000 children are diagnosed with local cancers that may receive platinum based chemotherapy.   Localized cancers that receive platinum agents may have overall survival rates of greater than 80% further emphasizing the quality of life after treatment. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are closed to recruitment. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

Forward looking statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, the proposed sale to Elion may not be completed and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2016. Fennec Pharmaceuticals, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144